                                                                        EX 10.8

                         [LETTERHEAD OF MAYFIELD FUND]


PERSONAL AND CONFIDENTIAL


August 29, 1994


Mr. Benjamin F. McGraw III
3621 Seabreeze Lane
Corona Del Mar, CA 926254648

Re:  Offer of Employment

Dear Ben:

On behalf of the Board of Directors of MEGABIOS Corporation I am pleased to offer you the position of President and Chief Executive Officer of MEGABIOS Corporation and a position on the Board of Directors. The offer of employment is made with the following terms and conditions:

1.   Positions and Duties: As President and Chief Executive Officer and a member
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     of the Board of Directors, you will be expected to exert your full-Lime best efforts to promote and protect the business interests of the Company. Specifically, your responsibilities will be to manage the operations of the Company; to build and maintain an outstanding and harmonious working team of both scientific and business employees; to secure, promote and maintain the appropriate financing and capital structure of the Company; to manage and direct the strategic development of the Company's business plan and its implementation; and to oversee the overall scientific affairs of the Company. You will report directly to the Board of Directors.

2.   Salary; Your base salary will be $250,000.00 per year.
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3.   Stock Options: Through the Company Incentive Stock Option Plan, you will
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     receive options to acquire an aggregate 750,000 shares of common stock of the Company at a price per share to be determined by the Board of Directors. These options will vest over a four-year period at the rate of twenty-five percent (187,500 shares) annually for the first year and on a quarterly basis (46,875 shares per quarter) thereafter.

Mr. Benjamin F. McGraw III
August 29, 1994
Page 2



4.   Benefits: You will be entitled to receive all employee benefits currently
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     provided to senior management at MEGABIOS Corporation including medical, dental, and life insurance so long as and to the extent these benefits exist, provided that you are otherwise eligible and insurable in accordance with the terms of such plan.

5.   Signing Bonus: During your first year of full-tie employment, you will
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     receive in aggregate a one time bonus of $65,000 payable in the amounts of
     $16,250 at the end of each of the next four quarters.

6.   Temporary Housing: As an inducement to you to immediately establish a
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     permanent residence in the Bay Area, the Company will pay your temporary housing expenses at a rate not to exceed $2,300 per month until you have permanently relocated. The housing allowance will terminate at the sooner of your relocation or 12 months from the start of your employment.

7.   Reimbursement: The Company will reimburse you for the expenses of
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     relocating your family and household belongings to the San Francisco Bay
     Area.

8.   Severance: Should your employment be terminated by the Company other than
     ---------
     for cause, your salary compensation and benefits, but not the vesting of your options, shall continue until the sooner of your assumption of other full-time employment or twelve months. Any interim consulting income during this period will be deducted from your salary continuation.

9.   Restrictive Covenants: You agree that for a period of one year following
     ---------------------
     the termination of your employment you will not directly or indirectly solicit the services of any MEGABIOS Corporation employee for another activity, or otherwise induce or attempt to induce such employee to leave the employ of MEGABIOS Corporation.

10.  Start Date: Your full-time employment will begin at any time, but in no
     ----------
     event later than September 15, 1994.
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Mr. Benjamin F. McGraw III
August 29, 1994
Page 3

We request that you indicate your acceptance of the terms of the foregoing offer of employment by signing the enclosed copy of this letter and returning it to me. This offer will remain in effect until September 2, 1994.

Sincerely yours,


/s/ Grant Heidrich

A. Grant Heidrich Director
Director

I accept MEGABIOS Corporation's offer of employment subject to the terms and conditions stated herein and will commence my full-time employment no later than September 15, 1994.


/s/ Benjamin F. McGraw, III                        08/30/94
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Benjamin F. McGraw, III                        Date